Exhibit 10.38

Office DEPOT

May 15, 2007

CONFIDENTIAL

Ms. Elisa D. Garcia

Dear Elisa:

After our recent discussions, I am pleased to provide to you the revised terms of our offer of employment with Office Depot. We are looking forward to having you as part of our team. This letter confirms the details of the offer, which are set forth below.

Position:	Executive Vice President, General Counsel & Corporate Secretary and Executive Committee Member

Salary:	Annual base salary of $440,000, payable in bi-weekly installments.

Location:	Office Depot Corporate Office

Start Date:	To be determined.

Next Performance Review:	Performance reviews for the previous calendar year are conducted annually in or around March. To be eligible for an annual performance review and a merit-performance-based salary increase, you must begin employment on or before September 30, 2007.

Bonus Eligibility:	Provided you begin employment on or before September 30, 2007, you will be eligible to participate in the Corporate Bonus Plan (the “Plan”) for 2007. Any bonus payable under the Plan for 2007 will be paid in 2008, on a pro-rata basis. This Plan currently provides a bonus target payout of 70% of your base salary.

2200 Old Germantown Road | Delray Beach, FL 33445 | T + 561.438.4800

Car Allowance:	You are eligible to participate in Office Depot’s Executive Car Allowance Program and will receive a bi-weekly car allowance of $600.00 (a total of $15,600 annually).

Vacation:	Vacation is accrued at the rate of four weeks per year.

Relocation:	You are eligible to participate in the corporate relocation program. Please refer to the enclosed brochure for information on the benefits available. For more information, please contact Lisa Eckelkamp at (561) 438-0757. Notwithstanding our standard relocation program, however, the Company will provide to you and your family temporary housing adequate to accommodate your needs, including without limitation at least three (3) bedrooms, in the Boca Raton/Delray Beach area.

Benefits:	You will be eligible to participate in the following benefit plans (participation shall be subject to the terms and waiting periods of the specific plans):

Medical

Prescription Drug

Dental

Vision

Group Basic Life and Accidental Death & Dismemberment Insurance

Short and Long Term Group Disability

Flexible Spending Accounts

Office Depot, Inc. Retirement Savings Plan (401(k) Plan)

Deferred Compensation Plan (DCP) (enrollment in the DCP will not be available until January 2008)

Employee Stock Purchase Plan (ESPP)

Equity Compensation:	You will receive a new hire sign-on stock option award equal to a market value of One Million Dollars ($1,000,000) on the date of the award subject to approval by the Chairman of the Compensation Committee of the Board of Directors. We expect the award will be approved on or about your date of hire. The value of this award will be determined using the Black-Scholes methodology. The vesting and other terms of the award will be consistent with awards granted to our other officers at your level, which is equal vesting on each of the three one-year anniversaries of the date of grant and with a seven-year award life.

Sign-on Bonus:	You will receive a cash sign-on bonus of $162,500, payable ninety (90) days following your first date of employment by Office Depot, subject to normal withholding for wages paid to you.

Make-Whole Amount:	In the event you do not receive vesting of certain stock options scheduled to vest at your current employer in July 2007, you will receive a make-whole amount of $80,000, payable ninety (90) days following your first date of employment by Office Depot, subject to normal withholding for wages paid to you.

Clawback Provisions:	In the event you do not complete at least one year of employment at Office Depot from the date of your first employment, for any reason other than a termination by the Company “without cause,” you will be required to repay to the Company the Sign-On Bonus and the Make-Whole Amount referred to in the preceding two paragraphs

Long-Term Incentive Plan:	You will be eligible to participate in the Long-Term Incentive Plan at a level commensurate with your position at the time of the grant. Our normal grant cycle for executives is in February of each year, so you will be eligible for an additional equity grant in February 2008, subject of course to Compensation Committee approval of any such grants.

Non-Compete Agreement:	For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of employment, enclosed is an important document, which requires your execution - the Associate Non-Competition,

Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that there are no post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will / Severance:	All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are terminated due to no fault of your own, you will be entitled to receive (a) a lump sum amount equal to the sum of eighteen (18) months of your annual base salary determined at the time of separation, (b) a lump sum amount equal to eighteen (18) months of the monthly COBRA premium for the type of coverage you may have under the Office Depot group health plan at the time of termination, (c) a pro-rata bonus calculated at “target” under the Plan for the beginning of the calendar year of termination through the date of termination, and (d) a bonus calculated at “target” under the Plan for the calendar year prior to the year of termination to the extent unpaid at the date of termination (collectively, the “Severance Payment”). The Severance Payment, less applicable taxes and other deductions required by law, will be made within thirty (30) days of the expiration of any revocation or waiting periods required by law or within thirty (30) days of the date of your termination if no revocation or waiting periods are required by law; provided, however, that the Severance Payment is expressly conditioned upon your execution of a release in favor of Office Depot, Inc., its affiliates, successors and assigns, and your compliance with the covenants contained in said release. Unless otherwise agreed to in writing by Office Depot, the Severance Payment shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, the Severance Payment shall be the exclusive source of any severance benefits.

Complete Offer:	The terms and provisions of this revised offer letter constitute the entire and complete offer of employment by Office Depot to you to join our Company as Executive Vice President, General Counsel and Corporate Secretary. No other elements of compensation, “make whole” amounts, loss on sale of residence or other payments or benefits of any kind may be inferred from any of the terms hereof, which are intended to be the complete and final written terms of our offer. No oral representations made to you by any person, including the Company’s search firm or any officer of the Company, shall have any force or effect unless contained or specifically referred to in this revised offer letter.

Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Enclosed is the Drug Test Chain of Custody form you must take to a lab in your area. The lab will fill out the form for you. Be sure to take a photo ID with you. If you have any questions regarding the drug lab test, please call Daisy Vanderlinde at 561-438-7595. Please call ChoicePoint at 800-939-4782 and provide your zip code in order to ascertain the collection site that is most convenient for you. Let ChoicePoint know that you have a Quest Diagnostics lab sheet, in order to be directed to the correct lab.

Please note that this is a letter of offer and is contingent on the satisfactory outcome of both a drug screen and background investigation. This conditional offer is also contingent upon the signing of a non-compete agreement, which is enclosed and verification of all data contained in your submitted resume. This offer will be considered rescinded if not accepted within ten (10) days hereof.

Elisa, we are excited to have you join management as our Executive Vice President, General Counsel & Corporate Secretary and as the newest member of our Executive Committee. I look forward to your response as soon as practicable.

Sincerely,

/s/ Steve Odland
Steve Odland
Chairman & Chief Executive Officer

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